KPMG LLP
Suite 3800
1300 South West Fifth Avenue
Portland, OR 97201

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 26, 2021, with respect to the consolidated financial statements of Nautilus, Inc. and subsidiaries and the effectiveness of internal control over financial reporting incorporated herein by reference.

/s/ KPMG LLP

Portland, Oregon
August 19, 2022